BAREBOAT CHARTER

This Bareboat Charter (“this Charter”) is made by and between GREYSTONE MARITIME HOLDINGS, LLC ("Owner") and FRACTIONAL MARINE, INC. ("Charterer"), as of July 30, 2007.

1.	Summary.

(a)	Owner and its Place of Business:	GREYSTONE MARITIME HOLDINGS, LLC.
152 W. 57th Street
60th Floor
New York, N.Y. 10019-3310

(b)	Charterer and its Place of Business	: FRACTIONAL MARINE, INC.
405-A Atlantis Road, Suite 110
Cape Canaveral, FL 32920

(c)	Vessel:	M/V Babe
British Registry Official Number: 734513
Flag: Cayman Islands
Registered Gross Tonnage: 131
Net Tonnage: 39
Year Built: 2001
Length: 25.64 meters (92 feet)
Hull Depth: 3.18 meters
Hull Breadth: 6.15 meters

(d)	Certification:	N/A

(e)	Place of Delivery and Berth:	As mutually agreed by the parties.

(f)	Scheduled Delivery Date:	July 30, 2007

(g)	Canceling Date:	This Charter is not subject to cancellation after execution except as provided herein.

(h)	Place of Redelivery:	No Redelivery is contemplated hereunder

(i)	Trading Limits:	As allowed by the Navigational Limits imposed by the Vessel’s insurance.

(j)	Charter Period (“Term”):	12 months, or as terminated by the terms hereof from Commencement Date

(k)	Option to Extend Term:	None.

(l)	Charter Hire:	As per attached May 2, 2007 Letter Agreement with Attachments, Exhibit “1.” Charter hire shall be $21,354.17 per month payable as set forth in Section 11 below.

(m)	Security Deposit:	None.

(n)	Insurance (marine):	Hull & Machinery min:
$2,500,000.00
P&I: $5,000,000.00
Pollution: Statutory, Not less than
$1,000,000.00
(o)	Mortgagees:	None

2.	Certain Definitions; Construction.

(a) In this Charter, the following terms shall have the meanings thereby assigned to them:

"Affiliate" shall mean with respect to a specified Person (i) any Person directly or indirectly controlling, controlled by, or under common control with such Person, (ii) any Person owning or controlling ten (10%) percent or more of the outstanding voting interests of such Person, and (iii) any member, manager, officer, director or general partner of such Person, or any Person who is a member, manager, officer, director general partner, trustee, or a holder of ten (10%) percent or more of the voting interests of any Person described in classes (i) through (iii) of this sentence. For purposes of this definition, the term "controls," "is controlled by," or "is under common control with" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management policies of a Person or entity, whether through the ownership of voting securities, by contract or otherwise.

“Authorized Representative” shall mean the person designated by Owner and Charterer pursuant to Section 49 hereof to make decisions which require the approval of Owner and Charterer, as the case may be, pursuant to the terms hereof.

"Bankruptcy" shall mean, with respect to any Person, a “Voluntary Bankruptcy” and an “Involuntary Bankruptcy.” A “Voluntary Bankruptcy” means, with respect to any Person, the inability of such Person generally to pay its debts as such debts become due, or an admission in writing by such Person of its inability to pay its debts generally or a general assignment by such Person for the benefit of creditors; the filing of any petition or answer by such Person seeking to adjudicate it a bankrupt or insolvent, or seeking for itself any liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of such Person or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking, consenting to, or acquiescing in the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for such Person or for any substantial part of its property; or corporate action taken by such Person to authorize any of the actions set forth above. An Involuntary Bankruptcy means, with respect to any person, without the consent or acquiescence of such Person, the entering of an order for relief or approving a petition for relief or reorganization of any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar statute, law or regulation, or the filing of any such petition against such Person which petition shall not be dismissed within ninety (90) days, or, without the consent or acquiescence of such Person, the entering of an order appointing a trustee, custodian, receiver, or liquidator of such Person or of all or any substantial part of the property of such Person which order shall not be dismissed within sixty (60) days.

"Berth" shall mean the location of the Vessel used by the Charterer during the term hereof.

"Business Day" shall mean any day which is not a Saturday, Sunday or legal holiday on which banks are required to be closed in Broward County, Florida.

"Canceling Date" shall mean the date described in Item (g) of the Summary by which Charterer shall have the right to cancel this Charter, except as provided elsewhere in this Charter.

"Charter" shall mean this Bareboat Charter and any amendments thereto, and shall not be construed to mean a time charter or a voyage charter.

"Commencement Date" shall mean the date upon which the Vessel is delivered by Owner to Charterer at the Place of Delivery described in Item (e) of the Summary.

"Day" shall mean a calendar day unless specifically stated to be otherwise.

"Default Rate" shall mean eighteen (18%) percent per annum or the highest rate permitted by the governing law, whichever is less.

"Effective Date" shall mean the last date upon which (i) both Owner and Charterer shall have fully executed this Charter, (ii) Charterer shall have furnished to Owner evidence that all Required Insurance is in full force and effect in accordance with the terms of Section 14 hereof, (iii) all Required Approvals for the operation of the Vessel for the Permitted Use shall have been obtained and true and complete copies thereof furnished to Owner, and (iv) Charterer shall have furnished a copy of its authority to do business from the State of Delaware and any fictitious name filing for any assumed name under which it will do business and authority to transact the contemplated trade in which the Vessel will be employed by an governmental authority.

"Event of Default" shall mean any one of the events described in Sections 27(a) and 28(a) hereof.

"Extended Term" shall mean any period beyond the Initial Term described in Section 4(b) hereof.

"Force Majeure" shall mean an act of God, act of war, perils of the seas, act of public enemies, pirates or assailing thieves, arrest or restraint of princes, ruler of people, or seizure under legal process through no fault of Charterer provided bond is not promptly furnished to release the Vessel; strike or lockout or stoppage or restraint of labor from whatever cause, either partial or general; or a riot or civil commotion which prevents the operation of the Vessel for the Permitted Use.

"Governmental Authority(ies)" means the government of the United States of America, any State of the United States, any political subdivision of any State, (i) every agency, department, division, commission, subdivision and instrumentality of the foregoing, including, but not limited to, the United States Coast Guard, any or all of which have jurisdiction over the Vessel or any part thereof; and (ii) the government of any foreign country which may have jurisdiction over the Vessel by virtue of the Charterer’s operation of the Vessel within that country’s territorial waters.

"Hire" shall mean the charter hire rate described in Item (l) of the Summary and further explained in Section 11 herein.

"Legal Requirement(s)" shall mean any and all laws, orders, codes, ordinances, regulations, treaties, conventions and other applicable requirements of all Governmental Authorities, now in force, or which may hereafter be in force, pertaining to, or affecting the condition, use, operation, maintenance or occupancy of the Vessel.

"Maintenance Program" shall mean the systems, procedures and controls described in the PMS Manual (as defined below) which was delivered by Owner to Charterer prior to or at the time of the execution and delivery of this Charter, and which may be updated from time to time by Owner, by a notice to Charterer pursuant to the Notices section below.

"Major Component" shall mean a component of the Vessel or her essential items of machinery or equipment which, if it fails, prevents the operation of the Vessel or her essential items of machinery or equipment.

“Mortgage” N/A.

"Owner" shall mean GREYSTONE MARITIME HOLDINGS, LLC, a Delaware Limited Liability Company.

"Permitted Use" shall mean the use to which the Vessel may be put pursuant to Section 6(a) hereof.

"Person" shall mean any individual, sole proprietorship, joint venture, partnership, corporation, limited liability company, association, trust, estate, government (or any branch, subdivision or agency thereof), governmental, administrative or regulatory authority, or any other entity or any nature whatsoever.

"Personal Property" shall mean all ships stores, outfit and items of equipment, furniture, appliances, and effects which can be removed from the Vessel without material damage to the Vessel, including, but not limited to, those items described in Exhibit "2" attached hereto and made a part hereof.

"PMS Manual" - Not Applicable to this Agreement.

"Required Approvals" shall mean any and all permits, licenses, approvals, authorizations and any other permits, licenses, approvals, authorizations and consents required to be obtained from any Governmental Authority or other Persons, in connection with or necessary for the use, maintenance or operation of the Vessel or any aspect thereof. Wherever the term "permit" or "approval," or any combination or derivation thereof is used herein, such term shall refer to such of the permits and approvals as may then be applicable or required.

“Required Insurance" shall mean the insurance required to be maintained by Charterer pursuant to Section 14 hereof.

"Required Maintenance Reports" shall mean the reports and other documentation with respect to the maintenance of the Vessel required to be furnished to Owner by Charterer pursuant to any demand made by Owner to Charterer in writing for the Vessel’s maintenance.

"Security Deposit" shall mean the amount set forth in Item (m) of the Summary for the purposes described in Section 12, according to the requirements of Section 12.

"Summary" shall mean Section 1 hereof.

"Taking" shall mean if all or any part of any property owned or leased by Charterer which forms an integral part of the Berth shall be taken for any public or quasi-public use under any statute or by right of eminent domain or by private purchase in lieu thereof of such that the ownership or lease is terminated.

“Term" shall mean the Term of this Charter as set forth in Section 4(b) hereof.

"Vessel" shall mean M/V Babe, with particulars as set forth in Exhibit "1" attached hereto, the Transcript of British Registry having Official Number 734513, and including all spare parts, tackle, apparel and Personal Property on board.
(b)       It is agreed that in the construction and interpretation of the terms of this Charter, the rule of construction that a document is to be construed most strictly against the party who prepared the same shall not be applied, it being agreed that both parties hereto have participated in the preparation of the final form of this Charter.

(c)       The captions, clause numbers, article numbers and table of contents appearing in this Charter are inserted only as a matter of convenience and in no way define, limit, construe, or describe the scope or intent of such clauses or articles of this Charter nor in any way affect this Charter.

(d)       Words of masculine gender shall be deemed and construed to include correlative words of the feminine and neuter genders. Wherever used in this Agreement, "herein," "hereunder," "hereof," "herein before," "hereinafter" and other equivalent words refer to this Agreement and not solely to the particular portion thereof in which any such word is used; "any" means "any and all;" "include" and "including" each are without limitation; "may not" and other negative forms of the verb "may" each are prohibitory; "will," "must," "shall" and "should" each are mandatory; and "approve" or "consent" or "agree" or derivations of said words or words of similar import, unless otherwise provided herein, mean the prior approval, consent or agreement, in writing of the person holding the right to approve, consent or agree with respect to the matter in question. References to (i) agreements and other contractual instruments shall be deemed to include all subsequent amendments thereto or changes therein entered into in accordance with their respective terms, and (ii) any Person, including their heirs, personal representatives, permitted successors and/or assigns, as applicable. Terms not defined in this Section 2 have the meanings assigned to them elsewhere in this Agreement, and references to Sections, unless otherwise specified, are to Sections of this Charter.

3.	Charter; Delivery; and Sub-Charter.

(a)       Upon and subject to the terms and conditions of this Charter, Owner agrees to let and devise, and Charterer agrees to hire, the Vessel. Charterer acknowledges that, prior to the Effective Date, it shall have no rights under this Charter, including, but not limited to, the right to require Owner to move the Vessel and deliver it to the Berth or to operate or have any possessory right in and to the Vessel, except for the right of inspection described in Section 8(a) below.

(b)      The Vessel shall be delivered and taken over by Charterer at the port or place indicated in Item (e) of the Summary. However, this Charter shall start and Charterer’s obligation to pay Hire shall start after the Vessel has been ready to be delivered by Owner to Charterer, at the place of delivery set forth in Summary 1(e) hereof.

(c)      The Vessel shall be properly documented by Owner at time of delivery, fully sound and in compliance with all Legal Requirements. Certificates that have lapsed, such as life raft certificates, fire extinguishers and cruising permit before delivery. Notwithstanding anything in the preceding sentence to the contrary, it shall be Charterer's responsibility at its cost, to obtain any necessary governmental approval with respect to activities involving the crew, including, but not limited to, life safety drills and the intended operation of the Vessel. Charterer accepts Vessel as seaworthy and will not raise any claim that the Vessel is not seaworthy or purchase any in rem lien rights against the Vessel for breach of this charter, if any.

(d)      The delivery of the Vessel to, and the taking over of the Vessel by, Charterer shall constitute a full performance by the Owner of all the Owner's obligations under this Section 3.

(e)      Charterer shall, without the necessity of any further act, be deemed to have unconditionally accepted the Vessel as of the first day of the Charter Period and AS BEING IN GOOD WORKING ORDER, REPAIR AND APPEARANCE AND WITHOUT DEFECT OR INHERENT VICE IN CONDITION, SEAWORTHINESS, DESIGN, OPERATION OR FITNESS FOR USE IN A TRADE, WHETHER OR NOT DISCLOSED OR DISCOVERABLE BY CHARTERER AS OF COMPLETION OF THE HAUL OUT AND BOTTOM SURVEY IF THERE IS NOT MORE THAN TWENTY-FIVE THOUSAND DOLLARS ($25,000.00) OF BOTTOM RELATED REPAIRS NEEDED.

(f)      All sub-charterers of the Vessel shall be subject to the non-monetary terms of this charter and Charterer shall be required to obtain a statement acceptable to Owner by any sub-charterer that the sub-charterer shall be bound by the terms of this charter and all sections and conditions contained therein, including all provisions of Section 3.

4.	Time for Delivery; Term of Charter.

(a)      The Vessel shall not be delivered before the Scheduled Delivery Date indicated in Item (f) of the Summary, unless delivered prior thereto with Charterer's written consent. Owner shall keep Charterer closely advised of possible changes in both Vessel’s position and status.

(b)       Subject to the terms and conditions as are provided herein, Owner shall let and Charterer shall hire the Vessel for a period of three hundred sixty-five (365) days from the Commencement Date (the “Initial Term”), or as otherwise terminated by this Agreement. When the Commencement Date is established, Owner and Charterer shall execute a Commencement Agreement in the form set forth in Exhibit "3" attached hereto.

5.	Canceling.

Charterer shall not have the ability to cancel this Charter Party except for the provisions set forth in other parts of this Agreement.

6.	Trading Limits.

(a)       The Vessel shall be operated within the limits of its Document and any limits imposed by any governmental authority who has the ability to control the Vessel’s operations.

(b)       Charterer shall not employ the Vessel or suffer the Vessel to be employed otherwise than in conformity with the terms of the instruments of insurance (including any warranties expressed or implied therein) without first obtaining the written consent to such employment of the insurers.

(c)       Charterer also undertakes not to employ the Vessel or suffer her employment in any trade or business which is forbidden by any applicable Legal Requirements or is otherwise illicit or in carrying illicit or prohibited goods of any manner whatsoever which may render her liable to condemnation, destruction, seizure or confiscation. Nor shall Charterer carry hazardous materials, weapons, explosives or any other cargo in violation of any Legal Requirement. Notwithstanding any other provisions contained in this Charter, it is agreed that nuclear fuels or radioactive products or wastes are specifically excluded from the cargo permitted to be loaded or carried under this Charter.

7.	Survey on Delivery and Re-delivery.

(a)      The Vessel is intended to be sold to Charterer or a third-party and shall not be re-delivered.

(b)      Owner, at Owner’s expense, will pay for an underwater hull survey not to exceed Twelve Thousand Dollars ($12,000.00) inclusive of time and expense, haul-out, barrier coat removal, bottom painting and audio gauging, if necessary. In the event that the bottom survey indicates repairs are needed to the Vessel’s hull which do not exceed Twenty-Five Thousand Dollars ($25,000.00), Owner will pay for the needed repairs not to exceed Twenty-Five Thousand Dollars ($25,000.00). In the event that the repairs as shown by the survey or subsequent work on the Vessel’s hull exceed Twenty-Five Thousand Dollars ($25,000.00), then Owner shall have the option in its sole and absolute discretion to terminate this Charter Agreement and Charterer shall have no remedy against Owner but shall be obligated to pay for all costs an expenses associated with Charterer’s charter of the Vessel up to the point where Owner terminates the Charter Agreement due to the cost of the bottom repairs.

8.	Inspection.

(a)      Owner has already permitted and, to the extent reasonably required by Charterer, has assisted (at no cost to Owner) Charterer in the making of (i) a complete physical inspection of the Vessel. Charterer reserves the right to review all surveys, insurance policies, plans and all documents or papers in the possession of the Owner, its agents or other parties (the "Records") pertaining to the condition of the Vessel. Charterer, by signing this Charter, accepts the Vessel “AS-IS” without further survey or inspections.

(b)      Owner will pay for servicing the air conditioning system on the Vessel up to an amount of Three Thousand Dollars ($3,000.00). Additionally, Owner will pay for re-certifying the life rafts, fire extinguishers and any other item that needs to be certified up to Two Thousand Dollars ($2,000.00).

9.	Inventories.
An inventory of the Vessel’s entire equipment, outfit, appliances, furnishings, china, silver, glassware on board the Vessel may be performed by Owner via video tape prior to delivery to Charterer and again on re-delivery. Charterer shall retain the same rights described herein. Copies of such tapes shall bear time and date markings, and copies shall be promptly delivered to Charterer and Owner.

10.	Maintenance and Operation; Compliance with Legal Requirements.

(a)      Subject to Owner's rights of inspection and compliance with all Legal Requirements, the Vessel shall, during the Term of this Charter, be in the full possession and at the absolute disposal for all purposes of Charterer and under its complete control in every respect.

(b)      Charterer shall, at its sole expense, and by its own procurement, man, navigate, operate, supply, fuel, maintain and repair the Vessel whenever required during the Term of the Charter and shall pay all charges and expenses of every kind and nature whatsoever incidental to its use and operation of the Vessel under this Charter, including any federal, state or local fees or taxes. This is a "bareboat" charter and, during the Term hereof, Owner shall have no cost or expense with respect to the maintenance, operation, stores, crew, insurance or any other expense in connection with the Vessel. The captain, officers and crew of the Vessel shall be the servants of Charterer for all purposes whatsoever. Charterer shall comply with the regulations regarding officers and crew in force in the country of the Vessel’s flag or any other Legal Requirement. The captain may always put any person ashore in the interests of the Vessel whether such person is a member of the crew or staff retained by Charterer, an employee or agent or a passenger.

(c)      During the Term thereof, Charterer shall, at its sole expense, at all times maintain, service and preserve the Vessel in good running order and repair in accordance with good commercial practice. Charterer shall remain solely responsible for all other repairs and maintenance of the Vessel required by and in accordance with all Legal Requirements, including without limitation, the hull, engines and machinery and attendant spaces, the fire fighting and fire prevention systems, plumbing, electrical wiring, air conditioning equipment and lifeboats, including major component failures. In no event shall Owner be responsible for any crew costs associated with the normal sailing schedules or ships stores with respect to the repair or replacement of any part of the Vessel. Charterer shall maintain a program of preventive maintenance and provide Owner with the Required Maintenance Reports, in form and content and at such times as is reasonably required by the owner.

(d)      Charterer, at its expense, shall cause the Vessel to at all times comply with all Legal Requirements and shall have on board, when required thereby, valid certificates showing such compliance, including certificates of financial responsibility required by the United States Coast Guard. Charterer shall pay and discharge all taxes, assessments, excises, levies, duties, fees, fines, penalties and other governmental charges lawfully imposed upon it or this Charter.

(e)      Charterer shall establish and maintain such financial security or responsibility in respect of oil or other pollution damage as may be required by any Governmental Authority to enable the Vessel, without penalty or charge, lawfully to enter, remain at, or leave any port, place, territorial or contiguous waters of any country, state or municipality in performance of this Charter without any delay. Owner shall furnish Charterer with all information and regulations pertaining to pollution certification requirements. This obligation shall apply whether or not such requirements have been lawfully imposed by such Governmental Authority. Charterer shall make and maintain all arrangements by bond or otherwise as may be necessary to satisfy such requirements at Charterer's sole expense and Charterer shall indemnify and defend Owner against all consequences whatsoever (including loss of time) for any failure or inability to do so.

(f)      During the Term of this Charter, the Vessel shall retain her present name as indicated in Item (c) of the Summary until the appropriate name change is filed with the British Registry, Grand Cayman, Cayman Islands.

(g)      [Section 10. g intentionally left blank.]

(h)      Charterer shall have the use of all Personal Property onboard the Vessel at the time of delivery.

(i)      During the Term of this Charter, it is understood by Charterer that the Vessel will remain documented under the Cayman Islands flag.

(j)      Section (j) left blank intentionally.

(k)     Charterer will provide to Owner reports with the respect to the use, maintenance and repairs of the Vessel or as may be reasonably required by Owner to evidence compliance by Charterer with the terms and conditions of this Charter, including, but not limited to notifying Owner of the following conditions within thirty (30) days if the status of these items changes from the time of delivery:

(i)	Report of Hazardous Condition (if any);
(ii)	Safety Maintenance Manual Report;
(iii)	Report of Marine Accident (CG-2692);
(iv)	Report of Required Chemical Drug and Alcohol Testing Following a Serious Marine Incident (CG-2692B); and
(v)	Record of Drills Conducted: Abandon Ship, Man Overboard, Fire, etc.

(l)      In the event of any casualty, accident or damage to the Vessel in excess of Five Thousand and no/100 Dollars ($5,000.00), Charterer shall immediately notify Owner in writing with a complete report thereof.

11.	Hire.

(a)      Charterer shall pay the Owner for the use of the Vessel as Hire the monthly sum as indicated in Item (l) of the Summary, in arrears. The monthly charter hire shall be as calculated in Exhibit “A” attached hereto and incorporated herein by reference.

(b)      Should the Vessel be lost or missing, Hire shall cease from the date and time when she was lost or last heard from.

(c)      If Charterer shall fail to pay any hire for more than fifteen (15) days after receiving written notice thereof, Owner shall have the right to withdraw the Vessel from the service of Charterer without further noting any protest and without interference by any court or any other formality whatsoever and shall without prejudice to any other claim Owner may otherwise have against Charterer under this Charter, be entitled to damages in respect of all costs, and losses incurred as a result of Charterer's default and the ensuing withdrawal of the Vessel.

(d)      Any delay in payment of Hire beyond any applicable cure period shall entitle Owner to interest at the Default Rate.

(e)      Charterer is responsible for all loss of operating time sustained by the Vessel during the Term of this Charter or any extension thereof, except for time lost due to (i) the negligence of Owner or that of Owner’s employees, agents, independent contractors, passengers and business invitees, or (ii) Owner’s breach of any of the terms or conditions of this Charter which are the responsibility of Owner hereunder.

(f)      Charter hire shall be Twenty-One Thousand Three Hundred Fifty-Four Dollars and 17/100 ($21,354.17) per month for twelve (12) months. The First three (3) months of charter hire shall be earned during these months but payment shall be made by Charterer according to the following:

(a)
If the Charterer sells the Vessel to a third party for Two Million Five Hundred Thousand Dollars ($2,500,000.00) or more, charterer shall pay the accrued charter hire at closing and termination of the charter term. In the event Charterer sells the Vessel to an unrelated third party for less than Two Million Five Hundred Thousand Dollars ($2,500,000.00), then Charterer shall have the option of paying Owner for any shortfall, that is, the difference between Two Million Five Hundred Thousand Dollars ($2,500,000.00) and the actual selling price, in twenty- four (24) equal monthly installments, with interest, at the prime rate as published in the Wall Street Journal plus 2% until the shortfall is paid in full.

-OR-
(b)
If Charterer purchases the Vessel or an affiliate of Charterer purchases the Vessel, than the accrued but unpaid charter hire shall be paid to Owner as part of the purchase price for the Vessel as defined in Section 48 below.

12.	Security Deposit.

Charterer shall not be required to post any security deposit for the performance of its obligations hereunder.

13.	Loan Documents.

Section 13. left blank intentionally as it is not applicable to this Agreement.

14.	Insurance and Certificates; Repairs; Surety Bond; Indemnity

(a)      Charterer shall, without cost to Owner, keep the Vessel insured against such risks and in such form and in such amounts as Owner shall reasonably request, notwithstanding anything contained herein to the contrary and always in compliance with the requirements of the Loan Documents, including (i) all marine risks, protection and indemnity, products liability, and general liability, provided that such insurance on the Vessel shall in no event be less than the then current hull value of said Vessel, (ii) Protection and Indemnity Risk Insurance for crew and passengers against such risks and in an amount not less than Five Million and no/100 Dollars ($5,000,000.00) per occurrence with a typical deductible for insurance at this rate, per occurrence, (iii) financial responsibility for water pollution, as required by United States law, and (iv) hold covered clause showing Charterer’s acts of malfeasance or non-feasance will not void Owner’s interest in the insurance, subject to timely notice to Owner by the Underwriters and payment of additional premium by Charterer or, at Owner’s option, Owner. Each policy required by this Section 14(a) shall name Owner as an additional insured, as its interest may appear. Each policy of insurance shall name Owner as the sole loss payee. Exhibit “4”. Owner specifies that the Vessel’s underwriter(s) shall be based in the United States of America and have a rating by A.M. Best of at least A- or better.

(b)      Charterer shall attempt to make sure all policies for insurance taken out shall provide that there shall be no recourse against Owner or the Vessel for the payment of premiums and commissions, and that such policy shall provide that as to any payment of Club calls, assessments, or advancements, there shall be no recourse against Owner or the Vessel for the payment thereof.

(c)      Charterer shall carry such workmen's compensation insurance as shall be required by all Legal Requirements.

(d)      Charterer shall also provide Owner with certified, true copies of all required insurance policies and certificates of financial responsibility and proof of payment of all premiums and charges therefore.

(e)      Charterer will not do any act nor suffer any act to be done, whereby any insurance required herein shall or may be suspended, impaired, or defeated, and will not suffer the Vessel to carry any cargo or passengers not permitted, or to be operated in any geographical area where it would not be covered under the insurance policies in effect without first covering the Vessel with insurance complying with the provisions of this Section 14.

(f)      If Charterer fails to keep any of the insurances provided for under the provisions of this Section 14 in full force and effect, Owner shall notify Charterer whereupon Charterer shall rectify the position within ten (10) Days, failing which Owner shall have the right to withdraw the Vessel from the service of Charterer without prejudice to any claim Owner may otherwise have against Charterer.

(g)      Charterer shall, subject to the approval of Owner and underwriters of any applicable policy of insurance required hereunder, effect all insured repairs and shall undertake settlement of all costs in connection with such repairs as well as insured charges, expenses and liabilities (reimbursement to be secured by Charterer from such underwriters) to the extent of coverage under the insurances herein provided for.

(h)      Should the Vessel become an actual, constructive, compromised or agreed total loss under the insurances required under this Section 14, all insurance payments for such loss shall be paid to the Owner and the closing shall take place as contemplated by ¶48 hereunder. Charterer undertakes to notify the Owner of any occurrences in consequence of which the Vessel is likely to become a total loss as described in this Section 14.

(i)      If the Vessel becomes an actual, constructive, compromised or agreed total loss under the insurances required in this Section 14, this Charter shall terminate as of the date of such loss and if such date cannot be determined, then as of the last date the Vessel was heard from.

(j)      Owner shall upon the request of Charterer, promptly execute such documents as may be required to enable Charterer to abandon the Vessel to insurers and claim a constructive total loss.

(k)      For the purpose of insurance coverage against marine and war risks under the provisions of this Section 14, the value of the Vessel is the sum indicated in Item (n) of the Summary.

(l)      Charterer shall indemnify, defend and save Owner harmless of and from any and all claims (including, but not limited to, any deductible under any policy of insurance or P & I coverage, all attorneys' fees and costs at trial and all appellate levels) which may be asserted by or on behalf of any passenger or any member of the public or any member of the crew arising out of injury to persons or property, including damages for death sustained during any cruise or during any loading or unloading of the Vessel during the Term of this Charter or for any property damage claims made by third-parties.

15.	Re-delivery. No re-delivery is contemplated hereunder.

(a)      Charterer shall not redeliver the Vessel but shall purchase the Vessel or arrange for a third-party sale subject to Exhibit 48 as provided herein.

(b)      In the event of a breach by Charterer, and forced re-delivery to Owner, the Vessel shall be redelivered to Owner in as good structure, state, condition and certificate as when delivered, wear and tear excepted.

(c)      The Vessel upon re-delivery shall have all scheduled maintenance performed.

16.	No Lien and Indemnity.

(a)      Neither Charterer, the captain of the Vessel, nor any other Person (except Owner, but subject to the provisions of this Charter) has or shall have any right, power or authority to create, incur or permit to be placed or imposed upon the Vessel, Personal Property or her freights, fares, profits or hire, any lien whatsoever. Charterer shall at all times carry a true copy of this Charter and any amendments or assignments thereof, as furnished by Owner, aboard the Vessel with their documents and shall exhibit the same to any person having business with the Vessel which might give rise to any lien thereon, and, on demand, to any representative of Owner.

(b)      Charterer shall indemnify, defend and hold Owner harmless against any lien of whatsoever nature arising upon the Vessel during the Term of this Charter while it is under the control of Charterer, and against any claims, fines or penalties of any nature, founded or unfounded, by any third party, including, but not limited to, any tax, assessment, levy, duty, fee or other governmental charge, any fine arising from any violation of a Legal Requirement, and all attorneys fees and costs (at trial and all appellate levels) arising out of or in relation to the use, operation or maintenance of the Vessel by Charterer including any sales or use tax on hire, whether asserted by a passenger, crewmember and whether for property damage, personal injury or death. This paragraph excludes any lien asserted against the Vessel which is based on acts or omissions which occurred prior to this Charter and attributable to parties other than the Charterer or any claim related to corporate income taxes of Owner.

(c)      In the event that Charterer fails to remove any lien or encumbrance for which it is responsible as herein provided, Owner may do so and thereafter charge Charterer with all costs incurred by Owner in connection with the satisfaction or transfer or such claim, including attorneys' fees.

(d)      Owner shall remove any Owner created, non-mortgage lien(s) which interferes with Charterer's use and operation of the Vessel.

17.	Owner's Representations.

Owner represents and warrants that:
(a) The Owner is the true and lawful sole owner of the Vessel and has title vested solely in its name, together with all her gear, stores, etc., and has lawful authority to enter into this Charter and carry out its provisions.

18.	Salvage.

All salvage and towage performed by the Vessel shall be for Charterer's benefit, and the cost of repairing damage occasioned thereby shall be borne by Charterer.

19.	Wreck Removal.

In the event of the Vessel becoming a wreck or obstruction to navigation, Charterer shall indemnify and defend Owner against any sums whatsoever which Owner shall become liable to pay and shall pay in consequence of the Vessel becoming a wreck or obstruction to navigation.

20.	Assignment and Sub-Charter.

Subject to the provisions of this Charter and Section 3 above, Charterer may not, directly or indirectly, assign, sub-charter or in any manner transfer or grant, or suffer any encumbrance of Charterer's interest in, this Charter in whole or in part; sub-charter all or any portion of the Vessel; nor grant a license concession or other right of occupancy of any portion of the Vessel, without prior notice and prior written consent of Owner in each instance, which consent may not be unreasonably withheld.

21.	Charterer's Right to Cancel (Terminate).

Charterer shall not have the right to cancel or terminate this Charter.

22.	Requisition/Acquisition.

Section 22. left blank intentionally.

23.	War.

Section 23. left blank intentionally.

24.	Commission.

No commission is due any broker for this Charter.

25.	Owner's Representative.

During the pendency of this Charter, Owner shall have the right, at all times, to request an inspection of the Vessel by a designated representative of Owner (“Owner’s Representative”) to conduct such inspection at a time when such inspection shall not disturb the operation of the Vessel. Charterer shall enable such Owner’s Representative not be obligated to arrange for more than two of such inspections in any month. Should Owner's Representative determine that any violations or breach(es) of this Charter have occurred, Owner shall provide written notice to Charterer, indicating the nature of the violation or breach.

26.	Loss or Destruction of the Vessel.

The Owner and Charterer intend that the Vessel will not be re-delivered except for breach of Charterer’s obligations hereunder. Should the Vessel be lost or destroyed as a result of casualty or for any other reason, then this Charter shall be canceled and the Closing shall take place as set forth in ¶48 hereto and Owner shall be under no obligation to replace the Vessel. Charterer shall bear all risk of loss for the Vessel during this term.

27.	Events of Default of Charterer; Remedies.

(a)      Upon the happening of one or more of the events as expressed below in (i) to (vi), inclusive (individually and collectively, "Events of Default"), Owner shall have any and all rights and remedies, at law or in equity, as may be available to it.
(i)      Charterer shall fail to pay any installment of Hire or any other sum required to be paid hereunder, as and when the same becomes due and payable.
(ii)     Charterer shall be the subject of a Voluntary or Involuntary Bankruptcy.
(iii)    Charterer removes, attempts to remove, or permits to be removed from the Vessel any Personal Property of Owner having a value of over $2,000 without notice to Owner (who shall be entitled to insist upon delivery of such Personal Property to Owner) and without adequate provision for storage and insurance therefore, or if Charterer fails to adequately compensate Owner therefore, in the event Charterer does not purchase the Vessel under Section 48 hereof.

(iv)     Charterer, before the expiration of the Term hereof and without the written consent of Owner, abandons possession of the Vessel, or uses the same for purposes other than for the lawful use.

(b)      In the event that Charterer fails to completely fulfill or perform any of its monetary or non-monetary duties and obligations set forth herein, Owner may, in its sole discretion, perform or cause to be performed any and all such duties and obligations upon one (1) day’s prior written notice. If Owner expends any sums of money in the performance of any of the monetary or non-monetary duties and obligations of Charterer set forth herein, any such sums of money expended by Owner shall become additional amounts of Hire due under this Charter and shall be paid by Charterer immediately upon demand.

(c)      No expiration or termination of the Term of this Charter by any provision hereof or by operation of law or otherwise (except as expressly provided herein), and no repossession of the Vessel pursuant to the terms of this Charter or otherwise, shall relieve Charterer of its liability and obligations hereunder, all of which shall survive any such expiration, termination or repossession.

(d)      In the event any payment due Owner under this Charter, including the Purchase Price contemplated under ¶48 hereof, shall not be paid on the due date, Charterer agrees to pay interest on the amount which is delinquent at the Default Rate, for such delinquent payment until made.

(e)      Each right, power and remedy of Owner provided for in this Charter or by law shall be cumulative and concurrent and shall be in addition to every other right, power or remedy provided for in this Charter or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by Owner of any one or more of the right, powers or remedies provided for in this Charter, now or hereafter existing at law or in equity or by statute or otherwise, shall not preclude the simultaneous or later exercise by Owner of any or all such other rights, powers or remedies, as often as may be deemed expedient.

28.	Events of Default of Owner; Remedies.

(a)      Upon the happening, during the Term hereof, of one or more of the events as expressed below in (i) to (iv) inclusive (individually and collectively "Owner's Events of Default"), Charterer shall have, subject to this Charter Party, any and all rights and remedies, at law or in equity, as may be available to it:

(i)      Owner fails to keep, observe or perform any of the other terms, conditions or covenants on the part of Owner herein to be kept, observed and performed for more than ten (10) Days after written notice thereof is given by Charterer to Owner specifying the nature of such default, or if the default so specified shall be of such a nature that the same cannot reasonably be cured or remedied within said one (1) Day period, if Owner shall not in good faith have commenced the curing or remedying of such default within such one (1) Day period and shall not thereafter continuously and diligently proceed therewith to completion.

(ii)      Owner shall be the subject of a Voluntary or Involuntary Bankruptcy.

(iii)     Owner attempts to interfere with Charterer's operation of the Vessel during the Term hereof, providing Owner is not exercising any right herein given to Owner, including, but not limited to, (i) Owner's right to inspect the Vessel, and (ii) exercise all remedies available to Owner in the event of Charterer's default hereunder.

(iv)     An execution or other legal process is levied on the Vessel or other goods, furniture, effects or other property of Owner on the Vessel by reason of the Owner's actions, and the same is not satisfied or dismissed within twenty (20) Days from the date of such levy.

(b)      [Section 28.(b) intentionally left blank.]

(c)      No failure by Charterer to insist upon the strict performance of any term or condition hereof or to exercise any rights, power of remedy consequent upon a breach thereof, shall constitute a waiver of any such breach or of any such term or condition. The waiver by Charterer of any breach of any term, condition or covenant herein contained shall not be effective unless in writing and signed by Charterer, and shall not be a waiver of any other term, condition, or covenant herein contained. The consent or approval by Charterer to or of any act by Owner requiring Charterer's consent or approval shall not be deemed to waive or render unnecessary Charterer's consent to or approval of any subsequent similar act by Owner. No redelivery by Charterer hereunder shall bar the recovery of monies due Charterer or damages for the breach of any terms, conditions or covenants on the part of Owner herein contained. The receipt of monies after the occurrence of any Event of Default on the part of Owner, or the delay on the part of Charterer to enforce any right hereunder, shall not be deemed a waiver or forfeiture, or a waiver of the right of Charterer to annul this Charter or to redeliver the Vessel.

29.	Attorneys Fees and Costs.

In the event of the institution of any proceeding relating to this Charter, the parties agree that costs and expenses, including reasonable attorneys' fees and expenses, incurred by the prevailing party in connection with such proceeding (including such fees and expenses incurred in preparation of filed litigation and in bankruptcy or other administrative or judicial proceeding, and at trial and all appellate levels) shall be paid or reimbursed by the non-prevailing party.

30.	Governing Law.

This Charter shall be governed by the laws of the United States and the State of Florida without regard to that State's choice of law principles.

31.	Owner's Logo on the Vessel.

During the Term of this Charter, Owner's logo (if any) shall remain on the Vessel at all times; however, other logos or names of Charterer or its assigns may be placed upon the Vessel at any suitable location at any time.

32.	Notices.

Any notice, consent, approval or other communication given pursuant to the provisions of this Charter (“Notices”) shall be in writing and shall be (a) transmitted by verifiable telefax (i.e. telecopy); or (b) delivered by a nationally recognized overnight courier, U.S. Post Office Express Mail, or similar overnight courier which delivers only upon signed receipt of the addressee. All notices should also be provided by e-mail notification. All such Notices shall be transmitted and addressed as follows:

Charterer:	Fractional Marine, Inc.
405-A Atlantis Road
Cape Canaveral, FL 32920

Owner:	Greystone Maritime Holdings, LLC
152 W. 57th Street
60th Floor
New York, N.Y. 10019-3310

With a copy to:	James W. Stroup, Esq.
Stroup & Martin, P.A.
119 Southeast 12th Street
Fort Lauderdale, Florida 33316
954-462-8808 - telephone
954-462-0278- telefax
jstroup@strouplaw.com

The time of the giving of any notice shall be the time of receipt thereof by the addressee or any agent of the addressee, except that in the event the addressee or such agent of the addressee shall refuse to receive any notice given by registered mail or certified mail as above provided or there shall be no person available at the time of the delivery thereof to receive such notice, the time of the giving of such notice shall be the time of such refusal or the time of such delivery, as the case may be. Any party hereto may, by giving five (5) Days written notice to the other party hereto, designate any other address or any new or substitute telefax (i.e. telecopy) number, in substitution of the foregoing address and telefax numbers (or in order to provide telefax numbers) to which notice shall be given.

33.	Corporate Status.

Charterer and Owner each shall at all times during the Term of this Charter or any extension thereof maintain their status in good standing.

34.	Removal of Personal Property.

Charterer acknowledges that all items of Personal Property scheduled in Exhibit "2" are located on the Vessel, are in good working order, and shall not be removed from the Vessel without the prior written consent of Owner, which consent may not be unreasonably withheld.

35.	Accord and Satisfaction.

No payment by Charterer or receipt by Owner of a lesser amount than the monthly Hire herein stipulated shall be deemed to be other than on account of the earliest stipulated Hire, nor shall any endorsement or statement on any check or any letter accompanying the check or payment as Hire be deemed an accord and satisfaction, and Owner may accept such check or payment without prejudice to Owner's right to recover the balance of such Hire or pursue any other remedy provided in this Charter or by law.

36.	Entire Agreement and Amendments.

This Charter, including the Exhibits attached hereto and forming a part hereof, along with and any amendments thereto, sets forth all covenants, promises, agreements, conditions and understandings between Owner and Charterer concerning the Vessel. Any amendments to this Charter shall be in writing and signed by the parties as further provided in Section 44 hereof.

37.	Binding Effect.

This Charter shall be binding upon and shall inure to the benefit of the successors and permitted assigns of the parties hereto.

38.	Partial Invalidity.

If any term, covenant or condition of this Charter or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Charter, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Charter shall be valid and be enforced to the fullest extent permitted by law.

39.	Time of the Essence.

Time is of the essence in this Charter and each and all of its provisions in which performance is a factor. Any period measured in "days" shall mean consecutive calendar days, except that the expiration of any time period incurred in days that expires on a Saturday, Sunday or legal holiday, automatically will be extended to the next day which is not a Saturday, Sunday or legal holiday.

40.	Waiver of Jury Trial.

The parties hereto waive trial by jury in connection with proceedings or counterclaims brought by either of the parties hereto against the other. Charter acknowledges that this Section 40 is a material inducement to Owner to enter into this Charter.

41.	Counterparts.

This Charter may be executed in multiple copies, each of which shall be deemed an original, and all of such copies shall together constitute one and the same instrument.

42.	Acceptance of Funds by Owner.

No receipt of money by Owner from Charterer after the termination of this Charter or after the service of any notice and any period for the opportunity for the period to cure has expired hereunder or after the commencement of any suit, or after final judgement for possession of the Vessel shall reinstate, continue or extend the Term of this Charter or affect any such notice, demand or suit.

43.	Authority.

Charterer and Owner make the following representations to each other, on which both parties are entitled to rely in executing this Charter: (i) Each party has the power to enter into this Charter and the transactions contemplated hereby and to perform its obligations hereunder, and by proper resolution the signatory hereto has been duly authorized to execute and deliver this Charter; and (ii) the execution, delivery and performance of this Charter and the consummation of the transactions herein contemplated shall not conflict with or result in a violation or breach of, or a default under Charterer's or Owner's Articles of Incorporation or By-Laws, Articles of Organization, Regulations, or Partnership Agreements, as the case may be, or any indenture, mortgage, deed of trust note, security agreement or other agreement or instrument to which Charterer or Owner is a party or by which it is bound or to which any of its properties is subject.

44.	Modification.

No modifications or amendments to this Charter, of any kind whatsoever, shall be made or claimed by Owner or Charterer.

45.	Estoppel.

Section 45. left blank intentionally.

46.	Submission to Jurisdiction.

The parties hereto irrevocably and unconditionally (a) agree that any suit, action, or other legal proceeding arising out of or relating to this Charter or any other agreement, document or instrument delivered pursuant to, or in connection with this Charter shall be brought and maintained in the Circuit Court of Broward County, Florida, or in the United States District Court for the Southern District of Florida or such other jurisdiction where the Vessel may be located if suit is brought by Owner to recover the Vessel in rem; (b) consent to the jurisdiction of each such court in any such suit, action or proceeding; and (c) waive any objection which it or they may have to the laying of venue of any such suit, action, or proceeding in any of such courts.

47.	Interests of Mortgagees.

[Section 47. Intentionally Left Blank.]

48.	Option to Purchase.

Charterer shall purchase the Vessel according to the terms of the Letter Agreement dated May 2, 2007 attached hereto as Exhibit “1”. Closing shall take place on or before the end of this charter Term set forth in the Summary. All terms of Exhibit “1” are incorporated herein including the division of sale proceeds between Owner and Charterer or Charterer’s debt obligation to Owner as follows:

(a)
Charterer may sell the Vessel to a third party other than Marine Growth Ventures, Inc. or its corporate affiliate. Under this scenario, Charterer will pay Two Million Five Hundred Thousand Dollars ($2,500,000.00) to the Owner as sales proceeds in connection with transferring title to the third party buyer. Any sale proceeds in excess of the balance of the agreed upon sales price payable to Owner shall be remitted to the Charterer by Owner. In the event that there is a shortfall, that is the third party sale generates less than Two Million five Hundred Thousand Dollars ($2,500,000.00), there shall be a balance owed to Owner by Charterer. The Charterer shall have the option to pay Owner the shortfall balance in twenty-four (24) equal monthly installments with interest to be calculated at the prime rate as published by the Wall Street Journal during the month that the Charterer exercises its option to purchase, plus 2%.

(b)
If Marine Growth Ventures, Inc. or its corporate affiliate elects to purchase the Vessel, the sales price shall be Two Million Five Hundred Thousand Dollars ($2,500,000.00) less received charter hire payments. The charter hire payments will be subtracted off the Two Million Five Hundred Thousand Dollars ($2,500,000.00) agreed upon sale price and the balance of the sale price ($2,500,000.00 less charter hire payments received) will the be the amount owed by Purchaser to Seller. Charterer will execute a Promissory Note in a form acceptable to Owner and deliver a recordable First Preferred Ship Mortgage against the Vessel to secure the payment of the sale price, which shall be payable over a sixty (60) month period. The interest rate shall be 10.25%. Purchaser shall remit as a prepayment to the Promissory Note, a percentage of Fractional Share Income to Seller to be mutually agreed upon in writing at the time the option to purchase is exercised.

49.	Facsimile Execution.

Facsimile copies of this Charter, and all Exhibits thereto, signed and initialed in counterpart, shall be considered for all purposes, including delivery, as originals.

50.	Taxes.

Charterer shall be required to pay any sales or use tax on the Hire that it shall pay under this Charter. In the event that any sales or use taxes are imposed upon this Charter or any sub-charter or upon a sale of the Vessel to Charterer, all such taxes will be the obligation of Charterer or purchaser, as applicable.

IN WITNESS WHEREOF, each of the parties has caused this Charter to be executed by its duly authorized representative as of the day and year first above written.

FRACTIONAL MARINE, INC.	GREYSTONE MARITIME HOLDINGS, LLC

By: Greystone Business Credit II, L.L.C., its managing member
By: /s/ Craig Hodgkins	By: /s/ Joel Flig
Title: President	Title: Executive President